SUBSIDIARIES OF REGISTRANT



    Name of Subsidiary                   Jurisdiction of Incorporation
    ------------------                   -----------------------------

Eagle Federal Savings Bank                     United States
Eagle Service Corp.(*)                         Connecticut




(*)      Subsidiary of Eagle Federal Savings Bank.